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                                                       Exhibit 15

                       REVIEW REPORT OF INDEPENDENT AUDITORS


  The Board of Directors of
  ICN Pharmaceuticals, Inc.


  We have reviewed the accompanying consolidated condensed balance sheet of ICN Pharmaceuticals, Inc. and subsidiaries (the Company) as of June 30, 1994, and the related consolidated condensed statements of operations for the three and six month periods ended June 30, 1994 and 1993, and the consolidated condensed statements of cash flows for the six-month periods then ended. These consolidated condensed financial statements are the responsibility of the Company's management.

  We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

  Based on our review, we are not aware of any material modifications that should be made to the consolidated condensed financial statements referred to above for them to be in conformity with generally accepted accounting principles.

  We have previously audited, in accordance with generally accepted auditing standards, the consolidated balance sheet as of December 31, 1993, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended (not presented herein); and in our report dated March 31, 1994, which included an emphasis of a matter paragraph relating to certain transactions between the Company and its majority owned subsidiaries as more fully described in the notes to the consolidated financial statements, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the consolidated condensed balance sheet as of December 31, 1993, is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.





  /s/COOPERS & LYBRAND L.L.P.

  Los Angeles, California
  August 4, 1994
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                                                       Exhibit 15.1







  August 4, 1994


  Securities and Exchange Commission
  450 Fifth Street, N.W.
  Washington, D.C.  20549

                                     Re:  ICN Pharmaceuticals, Inc.
                                     Registration Statements
                                     on Form S-8 and S-3

  We are aware that our report dated August 4, 1994 on our review of interim financial information of ICN Pharmaceuticals, Inc. and subsidiaries for the three and six month periods ended June 30, 1994 and 1993 and included in the
  Company's quarterly report on Form 10-Q for the quarter then ended is incorporated by reference into the Company's previously filed Registration Statements on Form S-8 (File No.'s 2-96903, 33-60866 and 33-60864) and Form S-3 (File No.'s 2-90696, 33-10706, 33-10891, 33-11725, 33-11726, 33-11727,
  33-63164 and 33-26253). Pursuant to Rule 436(c) under the Securities Act of 1993, this report should not be considered a part of the registration statement prepared or certified by us within the meaning of Sections 7 and 11 of that Act.

                                     Very truly yours,



                                     /s/COOPERS & LYBRAND L.L.P.
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